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EXHIBIT 10.6

                          AGREEMENT WITH AON CONSULTING

EXECUTIVE SUMMARY                                              FEBRUARY 13, 2008

Aon Consulting is pleased to present our distinctive recruitment outsourcing services to the Ace Marketing & Promotions, Inc. We appreciate your interest in collaborating with us to customize a solution that meets your company's unique objectives of revenue growth by recruiting of high performing salespeople. Your feedback and guidance has helped us move to an approach that will enable us to deliver a high level of service and the results Ace Marketing is looking for in its drive to become a leading employer and significant player in the promotional products industry. We look forward to working with you to fine tune this approach to best meet your needs.

THE BOTTOM LINE

o Provide a mechanism for Ace Marketing to add 50 sales people over 12 months.
o The salespeople will be screened and pre-qualified by the Aon team before being presented to Ace Marketing.
o Aon agrees to lawfully recruit prospective employees in accordance with applicable federal and state laws.
o During the initial screening process, Aon will ask each candidate to disclose information regarding their current employment agreement.
o Aon will present each candidate's respective employment agreement information to Ace Marketing.
o Aon will inform each candidate that they may need to produce a copy of the agreement for review by Ace Marketing.
o If applicable, Aon will facilitate the procurement of the agreement from the candidate.
o Each qualified candidate will have generated a minimum of $400,000 in revenue per year with a minimum of 30% gross profit on their book of business.
o The 6-person Aon team will consist of a client delivery officer, a recruitment leader, three recruiters and one sourcing specialist.
o Provide the infrastructure for potentially filling all Ace Marketing positions as the company's growth strategy takes effect.
o Effectively and efficiently contact, generate interest in Ace Marketing, and prescreen candidates from amongst the over 100,000 current professionals in the promotional products industry for those that are best suited to succeed and continue to the profitable growth of Ace Marketing.
o Improve focus on the mission of sales team growth by incorporating a centralized recruitment team that will provide creativity to message, consistency to the delivery, and scalability when needed to meet your hiring needs.

Ace Marketing recognizes the loss in profits when the right sales people are not in place on time -- we will work diligently on your behalf to quickly identify available qualified candidates for placement. You will see from our performance standards in the scope of services matrix that we commit to rapid turnaround at all steps of the hiring process which, when teamed with quick hiring manager response, improves cycle time to fill and close rates on the best candidates.

OUR APPROACH
The attached Aon / Ace Marketing Process Map and Scope of Work Matrix provide specific detail about our suggested roles and responsibilities. The attached Aon Service Team chart identifies the support team that will serve you.

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In order to streamline the recruitment process and allow for full process efficiencies, Aon Consulting has re-engineered our hiring solution for Ace Marketing's sales force staffing needs. Upon the completion of a strategy meeting with Ace to determine a cold calling strategy and selection criteria, Aon Consulting will phone Ace's list of potential candidates to generate interest and applicant flow. We will start by determining if there would be interest in moving to company with tremendous growth, better payouts, stock options, solid operations, excellent financing, etc., without mention of the Ace Marketing brand. If there is interest, we will transition into some initial prescreening questions to filter the top quality candidates. At this point, we will still have not revealed the Ace Marketing name. We will build a profile in our Tracker system for each candidate with key information from the prescreening such as TTM sales, # of accounts, size of largest account, and experience etc.

Once we determine that there is a potential match, we move into a description of Ace and a background of the company and its hiring initiative, and start to heavily recruit the candidate to move to Ace. Once the call is completed and there is still mutual interest, we will have the candidate send us a resume to attach to their profile. That profile and resume will be forwarded to the Ace hiring manager. Upon approval from the Ace hiring manager, Aon will slate the candidate for interviews. Aon will coordinate and manage the interview process and the offer management process for Ace.

KEY PRIORITIES
Ace Marketing's important objectives will be accomplished through our focus on the following key priorities:

o Generating excitement in the opportunities at Ace Marketing among the current professionals in the industry.
o Effectively prescreening the candidate's current client base to determine fit for Ace profitable growth strategy.
o Providing continuous feedback, sharing critical information, and knocking down barriers that prevent many qualified candidates from falling out of recruitment process.
o     Logistical facilitation for Ace Marketing interviews
o Determine meaningful reporting from which Ace Marketing management can make business decisions.

With a focus on proper planning and these key priorities, we can deliver the experienced candidates to charge the rapid growth of Ace marketing.

PRICING
The fee schedule is as follows:

o     Implementation Fee: $5,000 due February 2007
o     Per hire fee: $10,500 per hire

We have based all fees on the agreed upon goal to onboard 50 new hires by February 2008. Aon will utilize all of its own systems for applicant intake, tracking, and reporting. Ace Marketing will provide Aon the listing of the 20,000 current promotional product distributorships in the promotional marketing industry to target for employment. Any travel and related expenses will be passed through to Ace Marketing at direct cost without mark-up.

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SUMMARY
>From our meeting and prior conversations, we all recognize the loss in profitability when the right sales people are not in place when the company needs them, as we stated earlier. Aon will partner with you to optimize your use of dedicated recruitment resources combined with a flexible support platform to ensure that you receive outstanding support and achieve your business objectives of hiring 50 new sales people by February 2008.

Our proposed approach will aid in soliciting interest, screening, processing and hiring top talent for Ace's hiring needs. We have extensive experience working with nationwide sales expansions to fulfill their staffing requirements, and we will leverage that experience in our work with you.

We hope that you have found our approach to be consultative. We are committed to continue working with you to identify key opportunities for enhancement and continuous improvement over time.

Again, thank you for this opportunity. We look forward to working with you to optimize your hiring process. You can reach me at 631-391-7005 or Patrick_Tomlinson@aon.com or Jason Krumwiede at 312-381-3211 or
Jason_Krumwiede@aon.com. We look forward to hearing from you soon.


Best regards,

Patrick Tomlinson

cc.   Jason Krumwiede

Attached documents:
1.    Scope of services matrix
2.    Recruitment Process Map
3.    Aon Service Team structure
Signature of Acceptance of this document entitled Ace Marketing Proposal Letter dated February 13, 2007:

Mr. Dean Julia
Chief Executive Officer
Ace Marketing & Promotions, Inc.
457 Rockaway Ave
Valley Stream, NY 11581-1909

Signature--Ace Marketing &
Promotions, Inc.
                                                          Date of Acceptance
/s/ Dean L. Julia, Chief Executive Officer                   March 6, 2007


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